UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

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Destination Maternity Corporation

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Destination Maternity Sends Letter To Stockholders Regarding

Upcoming Annual Meeting

Recommends Stockholders Vote on the WHITE Proxy Card “FOR” each of

Destination’s Highly Qualified and Experienced Directors

Highlights Results Generated by Strategic Initiatives and Organizational Transformation Overseen by the Board and Management

Raises Serious Issues Regarding Orchestra-Prémaman’s Campaign to Vote Against Directors Eligible for Re-Election

MOORESTOWN, N.J., Oct. 5, 2017 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced that it has sent a letter to its stockholders in connection with the Annual Meeting of Stockholders of Destination Maternity Corporation, which will be held at 9:15 a.m. on Thursday, October 19, 2017, at the corporate headquarters of the Company at 232 Strawbridge Drive, Moorestown, NJ 08057. The letter urges stockholders to vote “FOR” Destination Maternity’s highly qualified slate of nominees - Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein - and in favor of the other proposals recommended by the Board of Directors by signing, dating and returning the WHITE proxy card sent by the Company.

The full text of the letter follows:

VOTE FOR ALL OF DESTINATION MATERNITY’S DIRECTOR NOMINEES AND OTHER PROPOSALS ON THE WHITE PROXY CARD TODAY

October 4, 2017

Dear Fellow Stockholders:

The 2017 Annual Meeting of Stockholders will be held on Thursday, October 19, 2017. This year’s annual meeting is a particularly important one, as you will be asked to make a critical decision regarding the future of Destination Maternity. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card “FOR” ALL FOUR of Destination Maternity’s highly qualified director nominees: Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein, and for each of the other proposals recommended by the Board

French children’s clothing retailer Orchestra-Prémaman and certain affiliates (collectively, “Orchestra”) - the same company that first made an unsolicited offer to acquire Destination Maternity in October 2015, and then entered into a now-terminated merger agreement with Destination Maternity in December 2016 - now seeks to compel the resignation of the Company’s four directors eligible for re-election at this year’s annual meeting. What’s particularly troubling about this proposal to remove Destination’s directors is that Orchestra has not recommended any alternative candidates to serve in the existing directors’ place and, in fact, has interests that are not aligned with those of the other Destination stockholders. Removing Destination’s highly qualified directors, and creating an urgent need to identify, interview and recruit their replacements would inject unnecessary risk and uncertainty into the Company’s short and long-term prospects. The Board recommends you DISREGARD any voting materials you may receive from Orchestra-Prémaman.

AFTER ESTABLISHING THE COMPANY AS NORTH AMERICA’S LEADING MATERNITY RETAILER, DESTINATION’S BOARD HAS RESPONDED DECISIVELY TO RAPIDLY SHIFTING CONDITIONS

Destination Maternity is the leading designer and retailer of maternity apparel in the United States with 1,150 retail locations, including both stand-alone locations and leased departments located within department stores and baby specialty stores throughout North America. We also sell merchandise on the Internet, primarily through our brand-specific websites, motherhood.com and apeainthepod.com, as well as through our destinationmaternity.com website.

While the Company has succeeded in maintaining its leadership position within this specialty retail sector, in an effort to enhance its competitive position, in late fiscal 2014 the Board began to actively focus on improving Destination’s business processes, key management personnel and planning resources. These efforts became increasingly challenged by a number of external factors and industry trends, including the overall weakness in the women’s specialty apparel retail space as well as declining mall-based traffic.

As a specialty retailer itself, we would expect that Orchestra would be familiar with the industry-wide headwinds that Destination Maternity has experienced. Those same headwinds have caused Orchestra’s operating profit before depreciation, amortization, miscellaneous items and exceptional items for the 12 month period ended February 28, 2017, as presented in its publicly disclosed results, to fall 26% compared with the prior year, and its stock price to decline 57% since the beginning of 2017.

In order to address the challenges that it and other retailers are facing, the Company has taken decisive action under the Board’s leadership to best position Destination for profitable, long-term growth, with a focus on improving inventory management, driving sales productivity, optimizing real estate, expanding its online presence and controlling costs. Among other efforts, the Board conducted a comprehensive evaluation of the Company’s key apparel brands and business relationships, resulting in strategic phase-outs and the elimination of certain non-core brands.

ORCHESTRA-PRÉMAMAN’S PROXY SOLICITATION APPEARS CALCULATED TO DIVERT COMPANY TIME AND RESOURCES AWAY FROM FOCUSING ON GROWING THE BUSINESS AND CREATING VALUE FOR ALL STOCKHOLDERS

It was against this backdrop of the Board-led turnaround efforts that Orchestra first approached Destination with a merger proposal in October 2015. With a focus on maximizing value for its stockholders, the Board negotiated in good faith with Orchestra and entered into a merger agreement in December 2016.

Over the course of the following seven months, Destination expended significant sums and substantial management time, attention and energy in seeking to complete the merger. Those expenditures, although made in pursuit of a transaction the Board believed would be in the best interest of Destination’s stockholders, nevertheless had a negative impact on the execution of the Company’s operations, turnaround plan, and ultimately, on its stock price. Upon the termination of the merger agreement, our stock price dropped 42% in a single day.

After termination of the merger, and under the Board’s leadership, Destination swiftly and decisively focused on preserving and creating value for its stockholders. It retained global consulting firm Berkeley Research Group to review the Company’s costs and business strategy in order to implement an organizational transformation. With the assistance of BRG, the Board is identifying further opportunities to improve profitability, by growing both top line and gross margins while reducing expenses. As a result of creating a more efficient, nimble and effective operating structure, the Board expects this transformation to yield approximately $10 to $11 million per year in run-rate expense savings.

To be positioned for long-term growth, the Company must evolve to meet the needs of today’s maternity consumer, which is why the Board is taking decisive steps to redefine the Company’s digital strategy. This began in February of this year with the successful re-platform and implementation of Destination’s new eCommerce sites, which have delivered 30.2% positive comparable sales in the channel for the second quarter and accelerated performance beyond that so far in the third quarter.

Additionally, the Company is in the process of executing a CEO transition. While the Board conducts its search to find a qualified candidate to serve as the Company’s permanent CEO, independent director Allen Weinstein has been appointed interim CEO. In addition to having served as a Destination director for over seven years, Mr. Weinstein has held the title of CEO and other c-suite roles at multiple specialty retailers over the course of his career, making him an ideal candidate to manage the Company’s operations while the Board runs a formal process to identify a permanent CEO.

The management team and your Board of Directors are confident that the current initiatives being implemented will drive sustained growth and profitability. With the range of processes and strategic initiatives underway, now is not the time for a change in direction, let alone the forced resignation of every single incumbent director standing for re-election without a contingency plan of any kind.

ORCHESTRA-PRÉMAMAN GAVE NO PRIOR INDICATION THAT IT WOULD SEEK THIS HIGH-RISK AND VALUE-DESTROYING PROPOSITION

The Board appreciates and values the views of Destination’s stockholders, and regularly solicits their input on matters such as compensation, board composition, and other governance matters. Consistent with our culture of open stockholder engagement and good corporate governance, the Board has engaged with Orchestra on several occasions following the termination of the merger agreement. During these conversations, not once did Orchestra suggest a stockholder proposal, recommend a board nominee, or otherwise indicate that it intended to engage in a proxy contest less than a month before the Annual Meeting.

Despite numerous engagement opportunities to raise concerns with the Board behind closed doors in a constructive, measured fashion, Orchestra has initiated a costly and distracting proxy fight that is devoid of any tangible, concrete recommendations on how to enhance Destination’s operations or maximize value for stockholders.

Orchestra’s statement that it “stands ready to engage” with Destination to find qualified directors is baseless and not consistent its behavior to date. Furthermore, it raises serious questions about the underlying motivation and end goals that are driving Orchestra’s behavior.

CONTRARY TO CLAIMS WITHIN ITS PRELIMINARY PROXY STATEMENT, ORCHESTRA’S INTERESTS ARE NOT FULLY ALIGNED WITH THE INTERESTS OF ALL DESTINATION STOCKHOLDERS

Orchestra’s abruptly announced, previously uncommunicated desire to effect the resignation of all four Company directors up for election should give Destination’s stockholders pause. In addition to being a radical departure from its previous conversations with the Board, it raises concerns about Orchestra’s motivations.

Following the termination of the merger agreement, Orchestra raised on several occasions the prospect of Destination offering Orchestra products for sale. After careful review, the Board unanimously concluded that this arrangement was not in the best interests of Destination stockholders, as it would take resources and attention away from the core maternity business challenges and opportunities currently facing the Company. Orchestra’s efforts to further its own brand in the US market by leveraging Destination’s North American infrastructure and operational footprint illustrate a unique set of interests that are not shared by all stockholders. Although this arrangement may benefit Orchestra, Destination’s stockholders would not share in that benefit.

Additionally, according to Orchestra’s most recently filed Schedule 13D Amendment detailing its ownership of Destination’s stock, Orchestra’s continuing plans with respect to Destination include an intention to “encourage [Destination] to undertake a strategic review process including, without limitation, a potential sale of [Destination] or certain of its businesses or assets, in which [Orchestra] may participate, as a means of enhancing shareholder value.”

Indeed, if Orchestra wishes to participate in an acquisition involving all or certain parts of Destination, one possible motivation behind the solicitation to remove Destination’s incumbent directors is to position Orchestra to exert a significant degree of influence over the new directors. In theory, this would allow Orchestra to enjoy a seat on both sides of the negotiation table in its quest to purchase the Company. Again, it appears this contested solicitation would advance interests of Orchestra which are different than those of other Destination stockholders.

As Orchestra has not provided any reasonable explanation for why it has opted to forgo private, practical discussions regarding Destination’s directors in favor of the costly and highly unproductive proxy contest it is pursuing, the Board can only conclude that Orchestra’s interests are not, in fact, aligned with those of our other stockholders. If Orchestra’s interests were truly aligned with all of Destination’s stockholders, it would be seeking to work constructively with the Board, rather than forcing the Company to incur additional costs and expense.

PROTECT THE VALUE OF YOUR INVESTMENT IN DESTINATION: VOTE THE WHITE PROXY CARD “FOR” ALL OF THE PROPOSALS TODAY

In contrast with Orchestra’s misguided attempts to bring about the resignation of Destination’s directors without a clear, focused alternative, your Board has already developed and is currently executing a carefully developed plan that we are confident will drive stockholder value. At this point in Destination’s turnaround - with a CEO transition underway, the evaluation of cost-saving measures alongside an external consulting firm, and new strategic initiatives taking hold – your Board is optimistic about the visible path to stockholder value creation and believes that it would be detrimental for stockholders to pursue a course of action advocated by a specialty retailer with a distinct and potentially conflicting set of interests.

We believe Destination Maternity stockholders can protect the value of their investment by voting on the WHITE proxy card “FOR” all proposals and our highly qualified slate of nominees: Michael J. Blitzer, Barry Erdos, Melissa Payner-Gregor, and B. Allen Weinstein.

Your vote is extremely important, no matter how many or how few shares you own. We urge you to vote today by telephone, online or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope. If you have previously returned a Blue proxy card you received from Orchestra, you have every right to change your vote by using the WHITE proxy card to support the Destination Board. Only your latest dated validly executed proxy card will count. Please do not send back any Blue proxy cards, even as a “protest vote,” as doing so will cancel out any previously submitted WHITE proxy cards. Please vote today by telephone, online or by signing, dating and returning your WHITE proxy card today.

If you have any questions or need assistance voting, please call Okapi Partners LLC, our proxy solicitor, at (212) 297-0720 or toll-free at (877) 566-1922.

We are extremely honored to serve on behalf of you, our stockholders. Your Board and management team are committed to acting responsibly and to maximizing the value of your investment.

On behalf of the Board, thank you for your continued support.

Very truly yours,

The Destination Maternity Board

* * * * *

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this letter or made from time to time by management of the Company, including those regarding expected savings resulting from the Company’s organizational transformation, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, could affect the Company’s ability to realize such savings and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, including the organizational transformation described in this letter, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), and other factors set forth in the Company’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), or in materials incorporated therein by reference. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this letter (whether as a result of new information, future events or otherwise), except as required by applicable law.

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2017 Annual Meeting to be held on October 19, 2017. On September 21, 2017, Destination Maternity filed a definitive proxy statement (the “Proxy Statement”) with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2017 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2017 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.